Exhibit 99.1

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Consolidated Statement of Operations for the Quarter Ended March 31, 2013	2
Notes to Pro Forma Consolidated Financial Statements	3

RESOLUTE ENERGY CORPORATION

Pro Forma Consolidated Statement of Operations (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31, 2013
	Resolute	RSP	Pro Forma Adjustments		Resolute Pro Forma
		(a)
Revenue:
Oil	$72,936	$10,514	$(1,014	)(b)	$82,436
Gas	4,535	576	(53	)(b)	5,058
Natural gas liquids	1,426	1,150	(115	)(b)	2,461

Total revenue	78,897	12,240	(1,182	)(b)	89,955

Operating expenses
Lease operating	25,212	1,128	(127	)(b)	26,213
Production and ad valorem taxes	10,223	980	(95	)(b)	11,108
Depletion, depreciation, amortization, and asset retirement obligation accretion	24,882	—	3,620	(c)	28,502
General and administrative	8,568	—	—		8,568

Total operating expenses	68,885	2,108	3,398		74,391

Income (loss) from operations	10,012	10,132	(4,580)		15,564

Other income (expense):
Interest expense, net	(8,081)	—	(1,474	)(d)	(9,555)
Realized and unrealized losses on derivative instruments	(6,786)	—	—		(6,786)
Other income	3	—	—		3

Total other expense	(14,864)	—	(1,474)		(16,338)

Income (loss) before income taxes	(4,852)	10,132	(6,054)		(774)
Income tax (expense) benefit	1,803	—	(1,515	)(e)	288

Net income (loss)	$(3,049)	$10,132	$(7,569)		$(486)

Net loss per common share:
Basic and diluted	$(0.05)				$(0.01)
Weighted average common shares outstanding:
Basic and diluted	59,802				59,802

See Notes to Pro Forma Consolidated Financial Statements

RESOLUTE ENERGY CORPORATION

Notes to Pro Forma Consolidated Statement of Operations for the

Quarter Ended March 31, 2013 (UNAUDITED)

Note 1—Basis of Presentation

The accompanying statement presents Resolute Energy Corporation’s (“Resolute,” the “Company,” “we,” and “our”) unaudited pro forma consolidated statement of operations for the quarter ended March 31, 2013. This unaudited statement has been developed by applying pro forma adjustments to our historical financial statements. The unaudited pro forma statement of operations data for the period presented gives effect to our acquisitions of certain Permian Basin oil and gas properties near Midland, Texas from RSP Permian, LLC (“RSP”) in March 2013 (the “RSP Option Properties”) as if they had been completed on January 1, 2013.

The pro forma adjustments related to the purchase price allocation of the RSP Option Properties is preliminary and is subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation may have a significant impact on the pro forma amounts of depreciation, depletion and amortization expense. The pro forma adjustments related to the RSP Option Properties reflects the fair values allocated to our assets as of the acquisition date and do not necessarily reflect the fair values that would have been recorded if the acquisition had occurred on January 1, 2013.

In connection with the 32.35% interest acquired from RSP on December 28, 2012, we paid $6 million to acquire the option to purchase the remaining undivided 67.65% interest in the RSP Properties at any time through March 22, 2013. On March 22, 2013, we exercised the option and completed the acquisition of the remaining 67.65% interest in and operatorship of the RSP Properties for a purchase price of approximately $257 million, net of the option fee (the “RSP Option Acquisition”).

The unaudited pro forma financial statements should be read together with the historical financial statements of Resolute and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and the historical statements of revenue and direct operating expenses for the properties purchased from RSP and the related notes as restated and filed as Exhibit 99.1 in the Current Report on Form 8-K/A on April 15, 2013.

The unaudited pro forma consolidated statement of operations is included for informational purposes only and does not purport to reflect the results of operations that would have occurred had the acquisition of the RSP Option Properties occurred on January 1, 2013. Accordingly, it should not be relied upon as indicative of our results of operations had the acquisition occurred on the date assumed because it necessarily excludes various operating expenses. Additionally, the unaudited pro forma statement of operations is not a projection of our results of operations for any future period or date.

Note 2—Adjustments to Unaudited Pro Forma Consolidated Financial Statements

a.	Represents the historical revenue and direct operating expenses of the RSP Option Properties.

b.	Represents the revenue and direct operating expenses attributable to the RSP Option Properties that were included in Resolute’s consolidated statements of operations for the quarter ended March 31, 2013.

c.	Represents the increase in depletion, depreciation, amortization and accretion expense computed on a unit of production basis following the fair value allocation of the purchase price to proved and unproved oil and gas properties, as if the RSP Option Properties acquisition was consummated on January 1, 2013.

d.	Represents the net increase in interest expense resulting from the increased borrowings under our credit facility and increased amortization of deferred financing costs associated with the credit facility. Although the Company anticipates capitalizing interest on qualifying unproved properties in the future, no interest has been capitalized in the pro forma consolidated statement of operations.

e.	Assumes an effective tax rate of 37.2% on the incremental income before income taxes for the quarter ended March 31, 2013. This reflects both the federal and state statutory income tax rates which were in effect during the period presented.

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